Exhibit 10.26

THIRD AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-

TENANT LEASE – NET

THIS THIRD AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – NET (this “Amendment”) is entered into as of this 19 day of June, 2008 (the “Execution Date”), by and between BMR-SORRENTO VALLEY LLC, a Delaware limited liability company (“Lessor,” as successor-in-interest to LMC-Sorrento Investment Company, LLC (“Original Lessor”)), and AMBIT BIOSCIENCES CORPORATION, a Delaware corporation (“Lessee”).

RECITALS

A. WHEREAS, Original Lessor and Lessee entered into that certain Standard Industrial/Commercial Multi-Tenant Lease–Net dated as of July 22, 2004 (the “Original Lease”), as amended by that certain Addendum to Lease dated as of July 22, 2004 (the “Addendum”), that certain First Amendment to Lease dated as of February 24, 2005 (the “First Amendment”), and that certain Second Amendment to Lease dated as of November 1, 2005 (the “Second Amendment” and, collectively with the Original Lease, the Addendum and the First Amendment, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”), whereby Lessee leases certain premises (the “Original Premises”) from Lessor at 4215 Sorrento Valley Boulevard in San Diego, California (the “Building”);

B. WHEREAS, Lessee desires to expand its premises and extend the term of the Lease; and

C. WHEREAS, Lessor and Lessee desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Lessor and Lessee, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The term “Amended Lease” means the Lease, as amended by this Amendment.

2. Premises. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, approximately seven thousand five hundred seven (7,507) rentable square feet of additional premises, as depicted on Exhibit A attached hereto (the “Additional Premises”). From and after the Additional Premises Rent Commencement Date (as defined below), the term “Premises,” as used in the Amended Lease, shall mean fifty-four thousand nine hundred twenty-four (54,924) rentable square feet, consisting of the Original Premises plus the Additional Premises. The second (2nd) sentence of Section 1.2(a) of the Original Lease is hereby deleted and of no further force or effect. The second (2nd) and third (3rd) sentences of Section 1.2 of the Addendum are hereby replaced in their entirety with the following: “The “Unit” and the “Premises” consist of the Project.”

3. Parking. Section 1.2(b) of the Original Lease is hereby replaced in its entirety with the following: “Parking: All vehicle parking spaces at the Project. (See also Paragraph 2.6).”

4. Common Area Operating Expenses. From and after the Additional Premises Rent Commencement Date (as defined below), Lessee’s Share of Common Area Operating Expenses equals one hundred percent (100%).

5. Term.

a. Extension Term. The Expiration Date is hereby changed to July 31, 2014. The period from August 1, 2008, through July 31, 2014, is referred to herein as the “Extension Period.”

b. Option Term. Section 1.3.2 of the Addendum is hereby replaced in its entirety with the following:

Form dated 5/3/07

1.3.2 Lessee shall have the option to further extend the term of the Amended Lease by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the term pursuant to the option shall be on all the same terms and conditions as the Amended Lease, except as follows:

a. The option is not assignable separate and apart from the Lease.

b. The option is conditional upon Lessee giving Lessor written notice of its election to exercise the option at least twelve (12) months prior to the end of the expiration of the Extension Term. Time shall be of the essence as to Lessee’s exercise of the option. Lessee assumes full responsibility for maintaining a record of the deadlines to exercise the option. Lessee acknowledges that it would be inequitable to require Lessor to accept any exercise of the option after the date provided for in this paragraph.

c. Notwithstanding anything contained in this Section 1.3.2, Lessee shall not have the right to exercise the option:

i. During the time commencing from the date Lessor delivers to Lessee a written notice that Lessee is in monetary Default under any provisions of the Amended Lease and continuing until Lessee has cured the specified monetary Default to Lessor’s reasonable satisfaction; or

ii. At any time after any Breach (provided, however, that, for purposes of this Section 1.3.2(c)(ii), Lessor shall not be required to provide Lessee with notice of such Breach) and continuing until Lessee cures any such Breach, if such Breach is susceptible to being cured; or

iii. In the event that Lessee has monetarily Defaulted in the performance of its obligations under the Amended Lease two (2) or more times and a service or late charge has become payable under Section 13.4 of the Amended Lease for each of such monetary Defaults during the twelve (12)-month period immediately prior to the date that Lessee intends to exercise the option, whether or not Lessee has cured such monetary Defaults.

d. The period of time within which Lessee may exercise the option shall not be extended or enlarged by reason of Lessee’s inability to exercise such option because of the provisions of Section 1.3.2(c).

e. All of Lessee’s rights under the provisions of the option shall terminate and be of no further force or effect even after Lessee’s due and timely exercise of the option if after such exercise, but prior to the commencement date of the new term, (i) Lessee fails to pay to Lessor a monetary obligation of Lessee for a period of twenty (20) days after written notice from Lessor to Lessee, (b) Lessee fails to commence to cure a Default (other than a monetary Default) within thirty (30) days after the date Lessor gives notice to Lessee of such Default or (c) Lessee has Defaulted under the Lease two (2) or more times and a service or late charge under Section 13.4 of the Lease has become payable for any such Default, whether or not Lessee has cured such Defaults.

c. Provided it is not then in Default of its obligations under the Amended Lease, Lessee shall have the right to terminate the Amended Lease as of July 31, 2011, or July 31, 2012, in each case upon twelve (12) months’ prior written notice to Lessor.

i. If Lessee elects to terminate the Amended Lease as of:

A. July 31, 2011, then Lessee shall pay to Lessor as a termination fee six (6) months of the July, 2011, Base Rent and operating expenses, plus the unamortized cost of

Tenant Improvements (as defined below) and unamortized leasing commissions as of the date of termination.

B. If Lessee elects to terminate the Amended Lease as of July 31, 2012, then Lessee shall pay to Lessor as a termination fee three (3) months of the July, 2012, Base Rent and operating expenses, plus the unamortized cost of Tenant Improvements (as defined below) and unamortized leasing commissions as of the date of termination.

ii. If Lessee elects to terminate the Amended Lease in accordance with this Section 5(c), then Lessor shall have the right to match an offer by any other landlord or potential landlord made to Lessee to lease available space in a project owned by such landlord (“ROFR”). Lessee shall deliver any such proposals to Lessor within five (5) business days after Lessee receives any such proposal (a “Notice of Offer”). Following Lessor’s receipt of any Notice of Offer, Lessor shall respond to Lessee in writing within five (5) business days and inform Lessee whether Lessor (or an affiliate of Lessor owning a building in the Sorrento Valley area) will match, with respect to the Premises (or such other building), the terms contained in the Notice of Offer.

A. If Lessor timely notifies Lessee that Lessor (or its affiliate) elects to lease the Premises (or other premises) on the terms and conditions set forth in the Notice of Offer, then Lessor shall lease the Premises to Lessee upon the terms and conditions set forth in the Notice of Offer, and Lessor (or its affiliate, as applicable) and Lessee shall use good faith efforts to execute a new lease or an amendment to the Amended Lease reflecting such terms and conditions within fifteen (15) days after Lessee’s receipt of notice of Lessor’s election. In the event that Landlord (or its affiliate, as applicable) and Tenant execute such new lease or amendment to the Amended Lease, Lessee shall not be required to pay any termination fees in accordance with this Section 5(c).

B. If Lessor notifies Lessee that Lessor (and its affiliates) elects not to lease the Premises (or other premises) on the terms and conditions set forth in the Notice of Offer, or if Lessor fails to notify Lessee of Lessor’s election within the five (5) business day period described above, then Lessee shall have the right to consummate a lease of the other landlord’s premises on the same material terms as set forth in the Notice of Offer following Lessor’s (and its affiliates’) election (or deemed election) not to lease the Premises to Lessee. If Lessee does not lease such other premises within ninety (90) days after Lessor’s election (or deemed election) not to lease the Premises (or other premises) to Lessee, then the ROFR shall be fully reinstated, and Lessee shall not thereafter lease any other such premises without again complying with the procedures set forth in this Section 5(c)(ii).

6. Base Rent. Notwithstanding anything in the Lease to the contrary, as of the commencement of the Extension Period, Base Rent shall equal Two and 50/100 Dollars ($2.50) per rentable square foot per month, increasing by three percent (3%) on each annual anniversary of the commencement of the Extension Period.

a. Commencement. Lessee shall pay to Lessor Base Rent for the Additional Premises commencing on the date (the “Additional Premises Rent Commencement Date”) that is the earlier of (a) Tenant’s occupancy of the Additional Premises for the Agreed Use and (b) September 1, 2008; provided that Lessee shall have the right to access the Additional Premises prior to such date for the purpose of constructing the Tenant Improvements.

b. Determination of Base Rent for First Lease Year of Option Period.

i. In the first (1st) sentence of Section 1.5.3 of the Addendum, the words “for the fifth Lease Year of the Original Term” are hereby replaced with the words “at the expiration of the Extension Term.”

ii. In the last paragraph of Section 1.5.3 of the Addendum, the words (A) “104 percent” are hereby replaced in each instance where they appear with the words “one hundred three percent (103%)” and (B) “in effect during the fifth Lease Year” and “payable during the fifth Lease Year” are hereby replaced in each instance where they appear with the words “in effect at the expiration of the Extension Term.”

c. Determination of Base Rent for Subsequent Lease Years of Option Period. In the first (1st) sentence of Section 1.5.4 of the Addendum, the number “1.04” is hereby replaced with the words “one and three hundredths (1.03).” The second (2nd) sentence of Section 1.5.4 of the Addendum is hereby deleted and of no further force or effect.

7. Broker. Lessee represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Grubb & Ellis | BRE Commercial (“Broker”), and agrees to indemnify, defend and hold Lessor harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Lessor shall pay such commission to Broker pursuant to a separate agreement between Lessor and Broker.

8. Condition. Lessee acknowledges that (a) it is in possession of the Original Premises and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in their condition “as is” as of the first day of the Extension Term, and (b) Lessor shall have no obligation to alter, repair or otherwise prepare the Premises for Lessee’s occupancy for the Extension Term or to pay for any improvements to the Premises, except for Lessor’s obligations with respect to the TI Allowance (as defined below). Lessor hereby agrees that upon approval of the construction plans for the Additional Premises, Lessee shall have no obligation to return any of the Premises to the condition the Premises were in prior to the construction of any Tenant Improvements completed by Lessee. Therefore, the last sentence of Section 50.4.3 of the Addendum is hereby deleted and of no further force or effect.

9. Compliance. The last sentence of Section 2.3 of the Original Lease (beginning “If the Applicable Requirements…”), Sections 2.3(a) and (c) of the Original Lease and the second (2nd) sentence of Section 2.3 of the Addendum are hereby deleted and of no further force or effect.

10. Delay in Possession. Section 3.3 of the Addendum is hereby deleted and of no further force or effect.

11. Common Area Operating Expenses. Section 4.2 of the Original Lease and Section 4.2 of the Addendum are hereby replaced in their entirety with the following: “Lessee shall pay to Lessor on the first day of each calendar month of the Extension Term and any subsequent extension thereof, as Rent, a property management fee equal to one percent (1%) of the Base Rent due from Lessee for such month.

12. Security Deposit. Lessee shall deposit with Lessor as of the Execution Date an increase in the Security Deposit in the amount of Thirty-Two Thousand Nine Hundred Ninety-Two and 60/100 Dollars ($32,992.60), so that the total required Security Deposit equals One Hundred Thirty-Seven Thousand Three Hundred Ten Dollars ($137,310). The Security Deposit shall be in the form of cash.

13. Maintenance; Repairs.

a. Sections 7.1 and 7.2 of the Original Lease and Section 7.2 of the Addendum are hereby deleted and of no further force or effect.

b. The following shall be added to Section 7.3(b) of the Original Lease: “Lessee shall not need Lessor’s consent to make any Alterations to the Premises if the Alterations to be performed do not exceed Twenty Thousand Dollars ($20,000) in value. When consent is required by Lessor, such consent shall not be unreasonably withheld and shall be deemed approved if not given within ten (10) business days after Landlord’s receipt of all of the items required by this Section 7.3.

c. Lessee, at its sole cost and expense, shall maintain and keep the Premises, all improvements thereon, and all appurtenances thereto, including but not limited to sidewalks, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, and all signs, both illuminated and non-illuminated that are now or hereafter on the Premises, in good condition and in a manner consistent with the Agreed Use. Lessee shall maintain and make all repairs, replacements and improvements, including, without limitation, all structural, roof, HVAC, plumbing and electrical maintenance, repairs, replacements and improvements required, and shall keep the same free and clear from all rubbish and debris; provided, however, that, with respect only to any capital repairs or improvements made to the Premises as to which the useful life is longer than the remaining Extension Period as of the date of such repair or improvement, the cost of such repairs and improvements shall be amortized over their useful lives in accordance with generally accepted accounting principles (but in no event longer than ten (10) years) and Lessee shall be liable only for that portion of the amortized costs corresponding to the then-remaining term of the Amended Lease, as the term may be extended from time to time. All repairs made by Lessee shall be at least equal in quality to the original work, and shall be made only by a licensed, bonded contractor approved in advance, which approval shall not be unreasonably withheld and shall be given within five (5) business days by Lessor; provided, however, that such contractor need not be bonded or approved by Lessor if the non-structural alterations, repairs, additions or improvements to be performed do not exceed Fifty Thousand Dollars ($50,000) in value. Lessor may impose reasonable restrictions and requirements with respect to such repairs. Lessee shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Premises. Lessee shall indemnify, save, defend (by legal counsel acceptable to Lessor) and hold harmless Lessor from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same arising out of the failure of Lessee or Lessee’s Agents to perform the covenants contained in this paragraph. “Lessee’s Agents” shall be defined to include Lessee’s officers, employees, agents, contractors, invitees, customers and subcontractors.

d. Lessee shall maintain the lines designating the parking spaces in good condition and paint the same as often as may be necessary, so that they are easily discernable at all times; resurface the parking areas as necessary to maintain them in good condition; paint any exterior portions of the Building as necessary to maintain them in good condition; maintain the roof and landscaping in good condition; maintain sightly screens, barricades or enclosures around any waste or storage areas; and take all reasonable precautions to insure that the drainage facilities of the roof are not clogged and are in good and operable condition at all times.

e. There shall be no abatement of Rent and no liability of Lessor by reason of any injury to or interference with Lessee’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein, unless as the result of an act of gross negligence by Lessor.

f. During the term, Lessor shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises. Lessee hereby expressly waives the right to make repairs at the expense of Lessor as provided for in any applicable laws in effect as of the Execution Date, or in any other applicable laws that may hereafter be enacted, and waives its rights under applicable laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Lessee shall fail within thirty (30) days after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of the Amended Lease, Lessor, without being under any obligation to do so and without thereby waiving such default by Lessee, may so maintain or make such repair and may charge Lessee for the costs thereof. Any expense reasonably incurred by Lessor in connection with the making of such repairs may be billed by Lessor to Lessee monthly or, at Lessor’s option, immediately, and shall be due and payable within fifteen (15) days after such billing or, at Lessor’s option, may be deducted from the Security Deposit.

g. Lessor and Lessor’s agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Lessor is permitted to make pursuant to the Amended Lease, and of ascertaining the condition of the Premises or whether Lessee is observing and performing Lessee’s obligations hereunder, all without unreasonable interference from Lessee or Lessee’s Agents. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice.

h. Lessee shall promptly after the full execution thereof provide to Landlord copies of all repair and maintenance contracts entered into by Lessee related to the Property. Lessor shall have the right to inspect the Premises upon twenty-four (24) hours’ prior notice to Lessee.

14. Insurance.

a. Section 8.3(a) of the Original Lease is hereby replaced in its entirety with the following: “Lessor shall maintain insurance for the Premises in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Lessor upon its books or tax returns) or such lesser coverage as Lessor may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance the Lender, if any, requires Lessor to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Lessor, subject to availability thereof, shall further insure, if Lessor deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Lessor may, but shall not be deemed required to, provide insurance for any improvements installed by Lessee or that are in addition to the standard improvements customarily furnished by Lessor, without regard to whether or not such are made a part of or are affixed to the Building. In addition, Lessor shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Premises. Lessee shall pay within thirty (30) days after receipt of an invoice therefor from Lessor the costs of any premiums or deductibles related to insurance carried by Lessor pursuant to this Lease.”

b. Section 8.3 of the Addendum is hereby deleted and of no further force or effect.

15. Damage or Destruction. The following is added as Section 9(e) to the Original Lease: ““Hazardous Substance Condition” means the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance in, on or under the Premises.”

16. Real Property Taxes.

a. Section 10.2 of the Original Lease is hereby replaced in its entirety with the following: “Lessor shall pay the Real Property Taxes applicable to the Project, and Lessee shall reimburse Lessor within thirty (30) days after receipt from Lessor of an invoice therefor.”

b. Sections 10.3 and 10.4 of the Original Lease are hereby deleted and of no further force or effect.

17. Utilities. Section 11 of the Original Lease and Section 11 of the Addendum are hereby replaced in their entirety with the following: “Lessee shall contract directly with utility providers for the Premises and shall pay for all utilities furnished to the Project directly to the providers thereof.”

18. Lessee’s Work. The second (2nd) sentence of Section 50.4.1 of the Addendum is hereby terminated and of no further force or effect.

19. Lender’s Approval. Section 53 of the Addendum, Section 5 of the First Amendment and Section 5 of the Second Amendment are hereby deleted and of no further force or effect.

20. Tenant Improvements.

a. Lessee shall cause to be constructed tenant improvements in the Additional Premises and perform capital improvements at the Project (the “Tenant Improvements”) at a cost to Lessor not to exceed (a) Four Hundred Twenty-One Thousand Dollars ($421,000) (the “Base TI Allowance”) plus (b) if properly requested by Lessee pursuant to this Section 20(a), Two Hundred Fifty Thousand Dollars ($250,000) (the “Additional TI Allowance”), for a total of Six Hundred Seventy-One Thousand Dollars ($671,000). The Base TI Allowance, together with Additional TI

Allowance (if properly requested by Lessee pursuant to this Section 20(a)), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (o) construction, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Lessee, (q) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by plans approved in advance in writing by Lessor (the “Approved Plans”), which approval shall not be unreasonably withheld by Lessor and shall be given or withheld within ten (10) business days after Lessor’s receipt of the plans from Tenant, (w) payments to Lessee or any affiliates of Lessee, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any Default by Lessee of its obligations under the Amended Lease or (z) costs that are recoverable by Lessee from a third party (e.g., insurers, warrantors, or tortfeasors).

b. Base Rent shall be increased to include the amount of the Additional TI Allowance disbursed by Lessor in accordance with this Amendment amortized over the Extension Term at a rate of nine percent (9%). Lessee shall have until December 31, 2009 (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Lessor’s obligation to fund such costs shall expire. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Additional Premises Rent Commencement Date and, if such determination does not reflect use by Lessee of all of the Additional TI Allowance, shall be determined again as of the TI Deadline, with Lessee paying (on the next succeeding day that Base Rent is due under the Amended Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Additional Premises Rent Commencement Date and ending on the TI True-Up Date.

c. Lessor shall not be obligated to expend any portion of the Additional TI Allowance until Lessor shall have received from Lessee a letter in the form attached as Exhibit B hereto executed by an authorized officer of Lessee.

d. Promptly after completion of the Tenant Improvements, Lessee shall deliver to Lessor (i) a certificate of occupancy for the Additional Premises suitable for the Agreed Use and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

e. Lessee shall execute and deliver to Lessor written acknowledgment of the actual Additional Premises Rent Commencement Date within ten (10) days after Lessee takes occupancy of the Additional Premises for the Agreed Use, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Additional Premises Rent Commencement Date or Lessor’s or Lessee’s liability hereunder. Failure by Lessee to obtain validation by any medical review board or other similar governmental licensing of the Additional Premises required for the Agreed Use by Lessee shall not serve to extend the Additional Premises Rent Commencement Date.

f. Prior to entering upon the Additional Premises, Lessee shall furnish to Lessor evidence satisfactory to Lessor that insurance coverages required of Lessee under the provisions of Section 8 of the Original Lease are in effect, and such entry shall be subject to all the terms and conditions of the Amended Lease other than the payment of Base Rent or Lessee’s Share of Common Area Operating Expenses.

g. Lessee, at its sole cost and expense (except for the Base TI Allowance and, if properly requested by Tenant, the Additional TI Allowance), shall complete the Tenant Improvements in all respects in accordance with the provisions of the Amended Lease. The Tenant Improvements shall be deemed completed at such time as Lessee, at its sole cost and expense (except for the Base TI Allowance and, if properly requested by Tenant, the Additional TI Allowance) shall furnish to Lessor (i) evidence satisfactory to Lessor that (A) the Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each Major Subcontractor’s and Major Supplier’s final waivers and releases of liens), (B) the Tenant Improvements have been accepted by Lessor, (C) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (D) no security interests relating to the Tenant Improvements are outstanding, (ii) all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (c) certificates of insurance required by the Amended Lease to be purchased and maintained by Lessee, (d) a certificate from Lessee’s architect certifying that all work described in the Approved Plans is substantially complete, which certificate may be in the form of AIA Document G704, and (e) complete drawing print sets and electronic CADD flies on disc of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements. As used herein, the term “Major Subcontractor” shall mean any subcontractor who performs work in connection with the Tenant Improvements for compensation in excess of Ten Thousand Dollars ($10,000), and the term “Major Supplier” shall mean any material supplier who supplies materials in connection with the Tenant Improvements for a purchase price in excess of Twenty-Five Thousand Dollars ($25,000). Lessor and Lessee shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Lessor and Lessee shall each participate in the review of the competitive bid process.

h. Lessee assumes sole responsibility and liability for any and all injuries or the death of any persons, including Lessee’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Lessee, Lessee’s contractors or subcontractors, or their respective employees in the prosecution of the Tenant Improvements. Lessee agrees to indemnify, defend, protect and save free and harmless Lessor and Lessor’s affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Lessor may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Lessee and Lessee’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Section 20(h) shall be deemed to indemnify or otherwise hold Lessor harmless from or against liability caused by the gross negligence or willful misconduct of Lessor or any agent, contractor or employee of Lessor. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Lessee, notwithstanding the fact that Lessor may have approved of the same in writing. All material and equipment furnished by Lessee as the Tenant Improvements shall be new or “like new” and the Tenant Improvements shall be performed in a first-class, workmanlike manner.

i. Upon submission by Lessee to Lessor of (a) a statement (an “Advance Request”) setting forth the total amount requested, (b) a detailed summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, and (c) lien releases from the general contractor and each Major Subcontractor and Major Supplier with respect to the portion of the Tenant Improvements corresponding to the Advance Request, then Lessor shall, within thirty (30) days following receipt by Lessor of an Advance Request and the accompanying materials required by this Section 20(i), advance to Lessee the amount set forth in such Advance Request; provided, however, that, with respect to any Advance Requests subject to the limits set forth in Section 20(a), Lessor shall advance to Lessee the requested amount as limited by Section 20(a).

21. No Default. Lessee represents, warrants and covenants that, to the best of Lessee’s knowledge, Lessor and Lessee are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Lessor or Lessee thereunder.

22. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

23. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Lessor and Lessee. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

24. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LESSOR:

BMR-SORRENTO VALLEY LLC, a Delaware limited liability company

By:	/s/ Greg Tubushkin

Name:	Greg Tubushkin

Title:	VP, Chief Accounting Officer

LESSEE:

AMBIT BIOSCIENCES CORPORATION, a Delaware corporation

By:	/s/ Donald R. Myll

Name:	Donald R. Myll

Title:	CFO

EXHIBIT A

ADDITIONAL PREMISES

EXHIBIT B

FORM OF ADDITIONAL TI ALLOWANCE ACCEPTANCE LETTER

[LESSEE LETTERHEAD]

BMR-Sorrento Valley LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: General Counsel/Real Estate

[Date]

Re:	Additional TI Allowance

To Whom It May Concern:

This letter concerns that certain Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease—Net dated as of June [  ], 2008 (the “Amendment”), between BMR-Sorrento Valley LLC (“Lessor”) and Ambit Biosciences Corporation (“Lessee”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Amendment.

Lessee hereby notifies Lessor that it wishes to exercise its right to utilize the Additional TI Allowance pursuant to Section 20(c) of the Amendment.

If you have any questions, please do not hesitate to call [            ] at ([        ]) [        ]- [        ].

Sincerely,

[Name]
[Title of Authorized Signatory]

cc:	Greg Lubushkin

John Wilson

Kevin Simonsen

B-1

EXHIBIT C

ACKNOWLEDGEMENT OF ADDITIONAL PREMISES

RENT COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF ADDITIONAL PREMISES RENT COMMENCEMENT DATE is entered into as of [            ], 20[    ], with reference to that certain Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease – Net dated as of June [    ], 2008 (the “Amendment”), by AMBIT BIOSCIENCES CORPORATION, a Delaware corporation (“Lessee”), in favor of BMR-Sorrento Valley LLC, a Delaware limited liability company (“Lessor”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Lessee hereby confirms the following:

1. Lessee accepted possession of the Additional Premises on [    ], 2008.

2. All conditions of the Amended Lease to be performed by Lessor as a condition to the full effectiveness of the Amended Lease have been satisfied, and Lessor has fulfilled all of its duties in the nature of inducements offered to Lessee to lease the Additional Premises.

3. In accordance with the provisions of Section 20 of the Amendment, the Additional Premises Rent Commencement Date is [            ], 20[    ].

4. Lessee commenced occupancy of the Additional Premises for the Agreed Use on [            ], 20[    ].

5. The Amended Lease is in full force and effect, and the same represents the entire agreement between Lessor and Lessee concerning the Premises[, except [            ]].

6. Lessee has no existing defenses against the enforcement of the Amended Lease by Lessor, and there exist no offsets or credits against Rent owed or to be owed by Lessee.

7. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Lessee under the Amended Lease with respect to the Additional Premises commenced to accrue on [            ], 20[    ].

8. The undersigned Lessee has not made any prior assignment, transfer, hypothecation or pledge of the Amended Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

IN WITNESS WHEREOF, Lessee has executed this Acknowledgment of Additional Premises Rent Commencement Date as of the date first written above.

LESSEE:

AMBIT BIOSCIENCES CORPORATION, a Delaware corporation

By:
Name:
Title:

C-1